Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and
Chief Executive Officer
(763) 551-5000
For Immediate Release
CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

EXECUTIVE EMPLOYEMENT CONTRACT EXTENSIONS

Minneapolis, MN, September 26, 2005 — Christopher & Banks Corporation (NYSE: CBK) announced today that Joseph E. Pennington, 59, President and Chief Operating Officer has agreed to extend his employment contract with the Company through August 31, 2006.  Thereafter, Mr. Pennington will remain with the Company as a part-time employee in an advisory role through February 28, 2008.  As part of the Company’s ongoing succession plan, Mr. Pennington will work with other key managers within the Company to facilitate an orderly transition of responsibilities.  Mr. Pennington has been employed by the Company since February 1997 and his leadership has been instrumental in growing the Company from 170 stores in February 1997 to 679 stores today.

Separately, the Company announced that Ralph C. Neal, 59, Executive Vice President of Store Operations has agreed to extend his employment contract with the Company through April 30, 2006.  Further, Mr. Neal will continue to work with the Company on a part-time basis through February 28, 2007.  Over the next several months Mr. Neal will work closely with the Company to transition his responsibilities.  Mr. Neal has been employed by the Company since July 1997 and has developed a very customer service oriented field organization.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 679 women’s specialty stores in 45 states under the names:

Christopher & Banks, C.J. Banks and Acorn. The company currently has 489 Christopher & Banks stores, 169 C.J. Banks stores and 21 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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